EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES APPROVAL OF STOCK REPURCHASE PROGRAM

WALDORF, MARYLAND, November 12, 2010—Tri-County Financial Corporation (the “Company”) (OTCBB: TCFC), the holding company for Community Bank of Tri-County, announced today that its Board of Directors approved the repurchase of shares of its common stock equaling up to 1% of the Company’s stockholders’ equity.  Assuming a price of $18.00 per share, which was the closing price of the Company’s common stock at the close of business on November 10, 2010, and the Company’s stockholders’ equity of $70.4 million as of September 30, 2010, the repurchase would approximate 39,085 shares of common stock.  The Company has 2,990,520 shares of common stock outstanding.

On December 19, 2008, the Company issued $15.5 million of Fixed Rate Cumulative Perpetual Preferred Stock to the United States Department of the Treasury under the Troubled Asset Relief Program’s Capital Purchase Program.  As a result, the Company was prohibited from repurchasing shares of its common stock without the consent of the Department of the Treasury.  The Company applied for and received the Department of the Treasury’s approval to engage in stock repurchases in a letter dated November 3, 2010.

The repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors.  Repurchased shares will be treated as authorized but unissued shares.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby  and California, Maryland.

This news release may contain forward-looking statements about the Company, which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our annual and quarterly reports on file with the SEC, including the sections entitled “Risk Factors.”  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Contact:	Michael L. Middleton President and Chief Executive Officer (888) 745-2265